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                                                                    Exhibit 12.2

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                  Plus Preferred Security Dividend Requirements

                                                For the Six Months            For the Years Ended
                                                  Ended June 30,                   December 31,
                                                ------------------------------------------------------------
                                                  2006      2005     2005     2004    2003     2002    2001
                                                ------------------------------------------------------------
                                                                            (Millions, except ratios)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations       $   203   $    284  $  583   $  592  $  376   $  320  $  324
Fixed Charges                                       171        173     349      369     397      415     469
Preferred Securities Pre Tax                         (3)        (3)     (7)      (7)     (7)      (7)     (8)
                                                ------------------------------------------------------------
Earnings                                        $   371   $    454  $  925   $  954  $  766   $  728  $  785
                                                ============================================================

Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                $   168   $    170  $  342   $  362  $  390   $  406  $  458
Interest Factor in Rentals                           --         --      --       --      --        2       3
Preferred Securities Dividends                        2          2       4        4       4        4       5
Adjustment to state Preferred Securities
Dividends on a pre-income tax basis                   1          1       3        3       3        3       3
                                                ------------------------------------------------------------
Total Fixed Charges                             $   171   $    173  $  349   $  369  $  397   $  415  $  469
                                                ============================================================

Ratio of Earnings to Fixed Charges                 2.17       2.62    2.65     2.59    1.93     1.76    1.67
                                                ============================================================
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(A)   The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period (b)
      the actual amount of any preferred securities dividend requirements of majority owned subsidiaries (c) preferred stock dividends which were included in such fixed charges amount but not deducted in the determination of pre-tax income.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount and premium expense (c) an estimate of interest implicit in rentals and (d) preferred securities dividend requirements of majority owned subsidiaries and preferred stock dividends, increased to reflect the pre-tax earnings requirement for PSE&G.